SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

Filed by the Registrant |_| Filed by a Party other than the Registrant |X| Check the appropriate box: |_| Preliminary Proxy Statement |_| Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)) |_| Definitive Proxy Statement |X| Definitive Additional Materials |_| Soliciting Material Pursuant to ss. 240.14a-12

THE ALASKA AIR GROUP, Inc. ("the Company-AAG") (Name of
Registrant as Specified In Its Charter)

Stephen Nieman, Richard D. Foley, Robert C. Osborne MD and
Terry K. Dayton (Name of Persons Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box): |X| No fee required |_| Fee computed on table below per Exchange Act
Rules 14a-6(i)(4) and 0-11

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined)

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

|_| Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing. 1) Amount Previously
Paid: 2) Form, Schedule or Registration Statement No.:

3) Filing Party: 4) Date Filed:

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May 13, 2004

JOHN CHEVEDDEN
2215 Nelson Avenue, No. 205
Redondo Beach, CA  90278
310-371-7872

FX: 202-942-9525 6 Copies

Office of Chief Counsel
Division of Corporation Finance
Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Ladies and Gentlemen:

This is to respectfully request the view from the Staff on whether the presentation and discussion of ballot items regarding directors standing for election, company compensation plans for shareholder approval and rule 14a-8 shareholder proposals is required to be presented and discussed immediately after each ballot item is introduced in the formal part of the annual meeting and thus before the random question and answer session. I believe that rule 14a-8 requires that shareholder proposals be introduced, presented and discussed in the formal part of the annual meeting before the random question and answer session.

From reports of previous company annual meetings, discussion of each ballot item is not allowed at the time each item is introduced by the meeting chairman. To the contrary, discussion is postponed until the random question and answer session. Thus the ballot items must compete in a haphazard order with non-substantive issues such as the quality of coffee.

It does not seem to be an orderly manner to conduct an annual meeting by announcing a ballot item followed by a de facto announcement that all discussion will be conducted 30-minutes later - provided there is time after random comments on coffee, meeting directions and company history.

This is to respectfully request the view from the Staff. The company annual meeting is May 18, 2004.

Sincerely,

/s/ John Chevedden
Shareholder

cc: William Ayer Chairman Alaska Air Group, Inc. (ALK)
19300 Pacific Highway South
Seattle, WA 98188
PH: 206-431-7040 FX: 206-433-3379
Keith Loveless, Corporate Secretary PH: 206-392-5218-7218 FX:
206-431-3807
Shannon Alberts, Assistant Corporate Secretary PH: 206-433-
3200, x 25218 FX: 206-392-5807
Steve Nieman, Shareholder